Buchanan Ingersoll
                            Professional Corporation
                         (Incorporated in Pennsylvania)
                                    Attorneys
                              650 College Road East
                           Princeton, New Jersey 08540

                                                  October 23, 2000

Cytogen Corporation
600 College Road East CN 5308
Princeton, New Jersey   08540

Gentlemen:

     We have acted as counsel to Cytogen Corporation, a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") together with a Reoffer Prospectus (the "Prospectus") which relates to the public resale, from time to time, of an aggregate of 2,850,000 shares of the Company's Common Stock, $0.01 par value per share, which have been or may be acquired upon the exercise of stock options granted pursuant to: (i) a written compensatory agreement granting options outside of any of the Company's stock option plans to H. Joseph Reiser dated August 24, 1998 (the "Reiser Agreement"); (ii) a written compensatory agreement granting options outside of any of the Company's stock option plans to Lawrence Hoffman dated July 10, 2000 (the "Hoffman Agreement"); and (iii) the Company's 1999 Stock Option Plan for Non-Employee Directors (the "1999 Plan"; collectively, the Reiser Agreement, the Hoffman Agreement and the 1999 Plan are referred to herein as the "Plans"). The shares underlying the Registration Statement and Prospectus are collectively referred to hereinafter as the "Shares."

     In connection with the Registration Statement and Prospectus, we have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that:

     1. The issuance of the Shares has been duly and validly authorized; and

     2. The Shares underlying the Plans, when issued, delivered and sold in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and Prospectus.

                                         Very truly yours,

                                         BUCHANAN INGERSOLL
                                         PROFESSIONAL CORPORATION

                                         /s/ Raymond Thek
                                         ---------------------------------------
                                         By:  Raymond Thek, a member of the firm